Exhibit 99.2

Press Release
www.shire.com

Director/PDMR Share Dealings

April 1, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that it was notified on March 31, 2014 that on that day Ordinary Shares (“Shares”) and American Depository Shares (“ADSs”) of the Company, as set out below, had been awarded under the Shire Executive Annual Incentive Plan (“EAIP”) to Persons Discharging Managerial Responsibility (“PDMRs”). The Shares and ADSs were acquired on March 31, 2014 at prices of £29.8997 per Share and $147.64 per ADS.

	Type of Security	Number of Securities
Flemming Ornskov	ADSs	2,703
Tatjana May	Shares	4,176

The awards will normally be released to participants after a period of three years.  One ADS is equal to three Shares.

In addition, the Company was notified on March 31, 2014 of the release of the following Shares awarded in 2011 under the EAIP.

	Number of Shares released	Number of Shares sold to satisfy tax liabilities
Tatjana May	4,517	2,139

On March 31, 2014 sufficient Shares were sold to satisfy tax liabilities as set out above. The Shares were sold at a price of £29.8076 per Share.

The above transactions in Shares and ADSs took place on the London Stock Exchange and NASDAQ respectively.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie

Deputy Company Secretary

For further information please contact:

Investor Relations
Laurie Stelzer	lstelzer@shire.com	+1 781 482 0733
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com